UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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First Federal Bancshares of Arkansas, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of First Federal Bancshares of Arkansas, Inc.  The meeting will be held at First Federal Bank located at 1401 Highway 62-65 North, Harrison, Arkansas 72601, on Wednesday, April 25, 2007 at 10:00 a.m., Central Time.  The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.  For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote “FOR” each matter to be considered.

Your continued support of and interest in First Federal Bancshares of Arkansas, Inc. are sincerely appreciated.

Sincerely,
/s/ Larry J. Brandt
Larry J. Brandt
President/CEO

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

1401 Highway 62-65 North

Harrison, Arkansas  72601

(870) 741-7641

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 25, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Federal Bancshares of Arkansas, Inc. (the “Company”) will be held at First Federal Bank located at 1401 Highway 62-65 North, Harrison, Arkansas 72601, on Wednesday, April 25, 2007 at 10:00 a.m., Central Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1)           To elect two directors for a term of three years and until their successors are elected and qualified;

(2)                                  To ratify the appointment, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

(3)                                  To transact such other business as may properly come before the meeting or any adjournment thereof.  Management is not aware of any other such business.

The board of directors has fixed March 8, 2007 as the voting record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Tommy W. Richardson

Tommy W. Richardson
Secretary

Harrison, Arkansas

March 23, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED.  IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY.  ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 25, 2007

This proxy statement is being furnished to holders of common stock, $.01 par value per share, of First Federal Bancshares of Arkansas, Inc. (the “Company”), the holding company of First Federal Bank (the “Bank”).  Proxies are being solicited on behalf of the board of directors of the Company to be used at the annual meeting of stockholders to be held at First Federal Bank located at 1401 Highway 62-65 North, Harrison, Arkansas 72601, on April 25, 2007 at 10:00 a.m., Central Time, for the purposes set forth in the notice of annual meeting of stockholders.  This proxy statement is first being mailed to stockholders on or about March 23, 2007.

ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the election of directors and ratification of our independent registered public accounting firm.  In addition, management will report on the performance of First Federal Bancshares of Arkansas, Inc. and respond to questions from stockholders.

Who is entitled to vote?

Only our stockholders of record as of the close of business on the record date for the meeting, March 8, 2007, are entitled to vote at the meeting.  On the record date, we had 4,872,240 shares of common stock issued and outstanding and no other class of equity securities outstanding.  For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my proxy?

After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted.  Then sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible.  This will enable your shares to be represented and voted at the annual meeting.

If my shares are held in street name by my broker, could my broker automatically vote my shares for me?

The proposals to elect directors and to ratify the appointment of the independent registered public accounting firm are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Can I attend the meeting and vote my shares in person?

Yes.  All stockholders are invited to attend the annual meeting.  Stockholders of record can vote in person at the annual meeting.  If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes.  If you have not voted through your broker or other nominee, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•                  First, you may send a written notice to Mr. Tommy Richardson, Corporate Secretary, First Federal Bancshares of Arkansas, Inc., P.O. Box 550, Harrison, Arkansas 72602, stating that you would like to revoke your proxy.

•                  Second, you may complete and submit a new proxy form.  Any earlier proxies will be revoked automatically.

•                  Third, you may attend the annual meeting and vote in person.  Any earlier proxy will be revoked.  However, attending the annual meeting without voting in person will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

What are the board of directors’ recommendations?

The recommendations of the board of directors are set forth under the description of each proposal in this proxy statement.  In summary, the board of directors recommends that you vote “FOR” the nominees for director described herein, and “FOR” ratification of the appointment of Deloitte & Touche LLP for the year ending December 31, 2007.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy.  If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the board of directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.  Proxies solicited hereby may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast with a quorum (a majority of the outstanding shares entitled to vote represented in person or by proxy) present.  The two persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the annual meeting will be elected directors.  The affirmative vote of a majority of the total votes present in person or by proxy is required for approval of the proposal to ratify the appointment of the independent registered public accounting firm.

With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect. An abstention may be specified on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.  Abstentions will have the effect of a vote against this proposal.  There are no proposals to be considered at the annual meeting which are considered “non-discretionary” and, as a result, there will be no “broker non-votes.”

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

The Bylaws of the Company presently provide that the board of directors shall consist of five members, and the Articles of Incorporation and Bylaws of the Company presently provide that the board of directors shall be divided into three classes as nearly equal in number as possible.  The members of each class are to be elected for a term of three years or until their successors are elected and qualified, with one class of directors to be elected annually.  A majority of the members of our board of directors are independent based on an assessment of each member’s qualifications by the board, taking into consideration the Nasdaq Stock Market’s requirements for independence.  The board of directors has concluded that Messrs. Hammerschmidt, Savells and Conner do not have any material relationships with the Company that would impair their independence.  There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director.  Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

Other than Larry J. Brandt, who is the father of Jeffrey L. Brandt and the cousin by marriage of Kenneth C. Savells, no director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, and each of the nominees currently serves as a director of the Company.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below.  If the person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the board of directors.  At this time, the board of directors knows of no reason why the nominees listed below may not be able to serve as a director if elected.  Ages are reflected as of December 31, 2006.

Nominees for Director for Three-Year Term Expiring in 2010

Name	Age	Positions Held with the Company	Director Since

Larry J. Brandt	58	President, Chief Executive Officer and Director	1979

Frank Conner	57	Director	2003

The board of directors recommends that you vote “FOR” the election of the above nominees for director.

Members of the Board of Directors Continuing in Office

Director Whose Term Expires in 2008

Name	Age	Positions Held with the Company	Director Since

Kenneth C. Savells	54	Director	2000

Directors Whose Terms Expire in 2009

Name	Age	Positions Held with the Company	Director Since

Jeffrey L. Brandt	36	Director	2001

John P. Hammerschmidt	84	Chairman of the Board	1966

Set forth below is information with respect to the principal occupations of the above listed individuals during at least the last five years.

Larry J. Brandt.  Mr. Brandt is President, Chief Executive Officer and a director of the Company and Chairman, Chief Executive Officer and a Director of the Bank. He became Chairman of the Bank in 2006, its Chief Executive Officer in 2001, its President and Managing Officer in 1987, and its Chief Operating Officer in 1984.  Mr. Brandt initially was employed by the Bank in 1973.

John P. Hammerschmidt.  Mr. Hammerschmidt is Chairman of the Board of the Company and the Senior Chairman for the Bank.  He is a former United States Congressman from Arkansas (1967-1993).  Mr. Hammerschmidt also serves on the boards of directors of Dillards, Inc. and Southwestern Energy.

Kenneth C. Savells.  Since February 2003, Mr. Savells, a registered representative and investment advisor representative, has been in the insurance and investment business with securities offered through Linsco/Private Ledger.  From August 1999 to February 2003, Mr. Savells was employed as a registered representative with AXA Advisors, LLC, a registered brokerage firm located in Oklahoma City, Oklahoma.  Mr. Savells resides in Harrison, Arkansas.  Mr. Savells also previously held the position of Vice President of Management Information Services for Millbrook Distribution Services, a consumer products distribution company located in Harrison, Arkansas, where he was employed from 1981 to 1999.   Mr. Savells is also a director of the Company and the Bank.

Jeffrey L. Brandt.  Mr. Brandt is Executive Vice President — Eastern  Division of the Bank and a director of the Company and the Bank.  Mr. Brandt became an Executive Vice President of the Bank in 2006, a Senior Vice President for the Bank in 2002 and initially was employed by the Bank in 1993.

Frank Conner.  Mr. Conner has served as Vice President, Finance and Accounting and Chief Financial Officer of FedEx Freight East (formerly American Freightways, Inc.) since February 2001.  Mr. Conner previously served as a director of American Freightways from 1989 to February 2001 and held various positions with American Freightways, including serving as Executive Vice President-Finance and Accounting and Chief Financial Officer from November 1995 to February 2001.  Mr. Conner previously served thirteen years with McKesson Service Merchandise in various positions including General Manager and Chief Financial Officer.  Mr. Conner served seven years in public accounting with Peat, Marwick & Mitchell prior to joining McKesson.  Mr. Conner also serves on the board of directors of P.A.M. Transportation Services, Inc. based in Tontitown, Arkansas.

Stockholder Nominations

Article VII.D of the Company’s Articles of Incorporation governs nominations for election to the board of directors and requires all such nominations, other than those made by the board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. The Articles of Incorporation set forth specific requirements with respect to stockholder nominations.  The Company did not receive any such nominations with respect to the 2007 annual meeting.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the board of directors at annual meetings of stockholders, we expect that our directors will attend, absent a valid reason for not doing so.  The current board members attended the 2006 annual meeting.

Committees and Meetings of the Board of the Company and the Bank

The board of directors of the Company meets on a monthly basis and may have additional special meetings.  During the year ended December 31, 2006, the board of directors of the Company met 13 times.  No director attended fewer than 75% of the total number of board meetings or committee meetings on which he served that were held during this period.

The board of directors of the Bank met 13 times during 2006.  The Bank has established an audit committee and a compensation committee.  Both committees currently consist of Messrs. Hammerschmidt, Savells and Conner.

The board of directors of the Company has established various committees of the board, including an audit committee, a compensation committee, and a nominating and corporate governance committee.  The members of each of these committees are Messrs. Hammerschmidt, Savells and Conner, all of whom are independent as determined by the board of directors of the Company and as defined in the Nasdaq Stock Market’s listing standards and the regulations of the Securities and Exchange Commission  (“SEC”).

Audit Committee.  The audit committee engages the Company’s independent registered public accounting firm and reviews with management, the internal auditor and the independent registered public accounting firm the Company’s systems of internal control.  In addition, the committee reviews with the independent registered public accounting firm and management the annual audited financial statements (including the Form 10-K) and the quarterly reports on Form 10-Q and monitors the Company’s adherence to generally accepted accounting principles.  The audit committee currently consists of Messrs. Conner (Chairman), Hammerschmidt, and Savells.

Based upon its charter, the audit committee meets a minimum of four times each year.  In 2006 the audit committee met in regular session nine times.  The boards of directors of the Company and the Bank initially adopted an Audit Committee Charter on January 28, 2003, which was amended on February 26, 2004.  The audit committee reviews and reassesses this charter annually.

The board of directors of the Company has determined that Mr. Conner, the Chairman of the audit committee, meets the requirements adopted by the SEC in 2003 for qualification as an audit committee financial expert.  An audit committee financial expert is defined as a person who has the following attributes:  (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the audit committee and the board of directors in the absence of such identification.  Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.  Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

Compensation Committee. The compensation committee, composed entirely of independent directors, administers the Company’s executive compensation program.  The members of the compensation committee, Messrs. Hammerschmidt (Chairman), Savells and Conner, meet all of the independence requirements under applicable laws and regulations, including the listing requirements of the Nasdaq Stock Market. None of the members is a current or former officer or employee of the Company or any of its subsidiaries or has any separate business relationship with the Company. The role of the compensation committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock benefit plans (including reviewing and approving equity grants to executive officers) and review and approve annually all compensation decisions relating to executive officers, including those for the President and Chief Executive Officer.

The compensation committee is committed to high standards of corporate governance. The compensation committee’s charter reflects the foregoing responsibilities and commitment, and the compensation committee and the Board will periodically review and revise the Charter, as appropriate. The full text of the compensation committee charter is available in the Corporate Governance section of our website at www.ffbh.com. The compensation committee’s membership is determined by the Board. There were four meetings of the full compensation committee in 2006.

The compensation committee has exercised exclusive authority over the compensation paid to the Company’s President and Chief Executive Officer and reviews and approves salary increases and bonuses for the Company’s other executive officers as prepared and submitted to the compensation committee by the President and Chief Executive Officer. Moreover, as a matter of philosophy, the Company and the compensation committee have been committed to creating a compensation structure for executives that is simple and readily comprehensible to investors. The types of compensation we offer our executives remain within the traditional categories: salary, short and long-term incentive compensation (cash bonus and stock-based awards), standard executive benefits, and retirement and severance benefits.

The compensation committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to significantly enhance the compensation committee’s ability to effectively carry out its responsibilities as well as enhance the link between executive pay and performance. Examples of actions that the compensation committee has taken include:

•                                     Hiring an independent compensation consultant to advise on executive compensation issues;

•                                       Initiating a practice of regularly holding executive sessions (without the Company management present); and

•                                       Aligning compensation structures based on targeting median competitive pay of peer groups.

Although the compensation committee does not delegate any of its authority for determining executive compensation, the compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the compensation committee. In accordance with this authority, the compensation committee has engaged Johanson Consulting, an independent outside compensation consulting firm, to advise the compensation committee on matters related to executive compensation. The independent compensation consulting firm also provides market data and advises management of the Company on matters concerning compensation.

Nominating and Corporate Governance Committee.  The Company established a nominating and corporate governance committee in February 2004 to evaluate and make recommendations to the board of directors for the election of directors. Currently, the members of this committee are Messrs. Hammerschmidt, Savells and Conner.  Each of these persons is independent within the meaning of the rules of the Nasdaq Stock Market.  The nominating and corporate governance committee operates pursuant to a written charter, which can be viewed in the Corporate Governance section of our website at www.ffbh.com.  The nominating and corporate governance committee met four times in 2006 in connection with the nomination of directors for the 2006 annual meeting and corporate governance matters.  In addition, the committee met in February 2007 in connection with the nomination of directors for the upcoming annual meeting.

The nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as management and stockholders.  The nominating and corporate governance committee also may solicit prospective nominees identified by it.  A stockholder who desires to recommend a prospective nominee for the board should notify the Company’s Secretary or any member of the nominating and corporate governance committee in writing with supporting material the shareholder considers appropriate.  The nominating and corporate governance committee also considers whether to nominate any person nominated pursuant to the provision of the Company’s Articles of Incorporation relating to stockholder nominations, which is described under “Stockholder Nominations.”  The nominating and corporate governance committee has the authority and ability to retain a search firm to identify or evaluate potential nominees if it so desires.

The charter of the nominating and corporate governance committee sets forth certain criteria the committee may consider when recommending individuals for nomination as director including: (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.  The committee also may consider the extent to which the candidate would fill a present need on the board of directors.

Once the nominating and corporate governance committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Executive Officers Who Are Not Directors

Set forth below is information with respect to the principal occupations during at least the last five years for the current executive officers of the Company and the Bank who do not serve as a director.  All executive officers of the Company and the Bank are elected annually by the board of directors and serve at the discretion of the board.  There are no arrangements or understandings between the executive officer and the Company and any person pursuant to which such person has been selected an officer.  Ages are reflected as of December 31, 2006.

Tommy W. Richardson, age 49.  Mr. Richardson is the President and Chief Operating Officer for the Bank, Executive Vice President and Chief Operating Officer for the Company, and Corporate Secretary for the Bank and Company.  He became President of the Bank in 2006, Chief Operating Officer and Corporate Secretary of the Company and the Bank in 2002, Executive Vice President for the Company and the Bank in 2001, and Chief Financial Officer for the Bank in 1993. Mr. Richardson initially was employed by the Bank in 1984.

Sherri R. Billings, age 49.  Mrs. Billings is the Executive Vice President and Chief Financial Officer of the Company and the Bank.  She became Executive Vice President, Chief Financial Officer in 2002 of the Company and the Bank, Senior Vice President for the Bank in 1993, and Treasurer in 1986.  Mrs. Billings initially was employed by the Bank in 1979.

Ross Mallioux, age 44.  Mr. Mallioux is the President-Western Division and Chief Lending Officer of the Bank. He became Executive Vice President, Chief Lending Officer and Regional Manager of the Bank in January 2002.  He became a Senior Vice President of the Bank in 1994, and initially was employed by the Bank in 1984.

Code of Ethics for Executive Officers and Financial Professionals

The board of directors has adopted a code of ethics for the Bank’s executive officers, including the chief executive officer, the chief operating officer and the chief financial officer, and financial professionals.  These officers are expected to adhere at all times to this code of ethics. Failure to comply with this code of ethics is a serious offense and will result in appropriate disciplinary action.  We have posted this code of ethics on our website at www.ffbh.com.

We will disclose on our website at www.ffbh.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 of the Exchange Act, the nature of any amendment to this code of ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethics that has been made known to any of the executive officers noted above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.  The Company knows of no person, other than the Company’s Employee Stock Ownership Plan, who owns 10% or more of the Company’s common stock.

Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, the year ended December 31, 2006, the Company’s officers and directors satisfied the reporting requirements promulgated under Section 16(a) of the 1934 Act.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of the voting record date, certain information as to the common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the 1934 Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of the Company, (iii) certain executive officers of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company and the Bank as a group.

Name of Beneficial Owner	Common Stock Beneficially Owned as of March 8, 2007(1)
	No.		%

First Federal Bancshares of Arkansas, Inc. Employees’ Savings & Profit Sharing Plan & Trust 1401 Highway 62-65 North Harrison, Arkansas 72601	639,970	(2)	13.1%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	360,513	(3)	7.4

First Manhattan Co. 437 Madison Avenue New York, New York 10002	409,900	(3)	8.4

Directors:
Larry J. Brandt	355,961	(4)	7.3
John P. Hammerschmidt	51,842	(5)	1.1
Kenneth C. Savells	10,969	(6)	*
Jeffrey L. Brandt	122,524	(7)	2.5
Frank Conner	4,000	(8)	*

Certain other executive officers:
Tommy W. Richardson	82,726	(9)	1.7
Sherri R. Billings	70,921	(10)	1.5
Ross Mallioux	57,686	(11)	1.2

All directors and executive officers of the Company and the Bank as a group (8 persons)	690,852	(12)	14.2

*Represents less than 1% of the outstanding Common Stock.

(1)                            Based upon information provided by the respective beneficial owners and filings with the SEC made pursuant to the 1934 Act.  For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of common stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or direct the disposition of the shares.  Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(Footnotes continued on following page)

(2)                                  Represents shares held in the First Federal Bancshares of Arkansas, Inc. Employees’ Savings & Profit Sharing Plan & Trust (“Trust”).  An independent third party currently serves as trustee of the Trust (the “Trustee”). As of the voting record date, 639,467 shares held in the Trust had been allocated to the accounts of participating employees. The Trustee must vote the allocated shares held in the Trust in accordance with the instructions of the participating employees.  Under the terms of the Trust, unallocated shares held in the Trust will be voted by the Trustee in the same proportion for and against proposals to stockholders of the Company as participating employees actually vote shares of common stock which have been allocated to their accounts.

(3)                                  Based on filings made with the SEC as of December 31, 2006.

(4)                                  Includes 63,498 shares held jointly with Mr. Brandt’s spouse, 32,300 shares held jointly with Mr. Brandt’s children, 74,268 shares held individually by Mr. Brandt’s spouse, 29,577 shares held in a limited liability corporation of which Mr. Brandt’s spouse has a 23.4% ownership interest, 36,461 shares held in Mr. Brandt’s account in the Trust and 600 shares held in the Company’s Management Recognition and Retention Plan granted to Mr. Brandt and not yet vested which may be voted by Mr. Brandt.

(5)                                  Includes 5,000 shares held by a company owned by Mr. Hammerschmidt.

(6)                                  Includes 2,795 shares held jointly with Mr. Savells’ spouse and 3,048 shares held by Mr. Savells’ spouse as custodian for their children.

(7)                                  Includes 30,200 shares held jointly with Mr. Brandt’s father, 6,000 shares held jointly with Mr. Brandt’s mother, 29,577 shares held in a limited liability corporation of which Mr. Brandt has a 14.2% ownership interest, 12,747 shares held in Mr. Brandt’s account in the Trust, 600 shares held in the Company’s Recognition and Retention Plan granted to Mr. Brandt and not yet vested which may be voted by Mr. Brandt, and 2,000 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the voting record date.

(8)                                  Includes 2,800 shares held jointly with Mr. Conner’s spouse and 200 shares held jointly with Mr. Conner’s child.

(9)                                  Includes 46,118 shares held jointly by Mr. Richardson and his spouse as co-trustees for a trust for their benefit, 33,290 shares held in Mr. Richardson’s account in the Trust, 600 shares held in the Company’s Recognition and Retention Plan granted to Mr. Richardson and not yet vested which may be voted by Mr. Richardson, and 1,128 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of the voting record date.

(10)                            Includes 18,726 shares held jointly with Mrs. Billings’ spouse, 17,000 shares held individually by Mrs. Billings’ spouse, 2,000 shares held by Mrs. Billings as custodian for her children and 33,193 shares held in Mrs. Billings’ account in the Trust.

(11)                            Includes 23,124 shares held in Mr. Mallioux’s account in the Trust and 2,600 shares held in the Company’s Recognition and Retention Plan granted to Mr. Mallioux and not yet vested which may be voted by Mr. Mallioux.

(12)                            Includes 138,815 shares allocated to the accounts of executive officers as a group in the Trust, 3,128 shares which may be acquired by all directors and executive officers as a group upon the exercise of stock options exercisable within 60 days of the voting record date and 4,400 unvested shares held in the Recognition and Retention Plan on behalf of all directors and executive officers as a group.

Equity-Based Compensation Plans

The Company adopted a Stock Option Plan and a Management Recognition and Retention Plan in 1997.  Stockholders of the Company approved both compensation plans.

Set forth below is certain information as of December 31, 2006 regarding equity-based compensation plans for directors and officers of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price	Number of securities remaining available for future issuance
Equity Compensation Plans Approved by Stockholders:
Management Recognition and Retention Plan	N/A	N/A	6,612
Stock Option Plan	179,359	$10.30	452

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	179,359	$10.30	7,064

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives.  Our compensation committee has the responsibility for establishing and reviewing the Company’s compensation philosophy and objectives.  In this role, the compensation committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive.  Ultimately, the goal of the compensation committee is to provide our executive officers with appropriate annual and long-term compensation, both equity and non-equity based, to incentivize these officers and align their interests with those of our shareholders.  The compensation committee has not established a formula for allocating between cash and non-cash compensation.  We refer to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2006 as our named executive officers.

Role of Executive Officers and Management.  The President and Chief Executive Officer provides recommendations to the compensation committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation.  These recommendations are then considered by the compensation committee.  The President and Chief Executive Officer generally attends compensation committee meetings but is not present for the executive sessions or for any discussion of his own compensation.

Elements of Executive Compensation.  When setting the compensation of our executive officers, the compensation committee generally targets compensation at the median of our peer group with respect to each of our components of compensation.  The compensation we provide to our executive officers primarily consists of the following:

•                                          annual base salary,

•                                          annual cash bonuses which are discretionary and/or based on the achievement of annual performance objectives,

•                                          service-based restricted stock awards,

•                                          to a significantly decreasing extent, stock options,

•                                          retirement benefits, and

•                                          perquisites and other personal benefits.

Base Salary.  The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data.  Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 120% of the midpoint of the base salary established for each range.  Merit increases normally take effect in January of each year.

During its review of base salaries for executives, the compensation committee primarily considers:

•             market data provided by our outside consultant;

•             internal review of the executive’s compensation, both individually and relative to other officers;

•             individual performance of the executive;

•             qualifications and experience of the officer;

•             the size of the Company and the complexity of our operations; and

•             the financial condition and results of operations of the Company.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.  For 2006, salaries for the named executive officers increased between 5.0% and 9.2%, with Mr. L. Brandt’s salary increasing by 5.0%, Mr. Richardson’s salary increasing by 7.7%, Mrs. Billings’ salary increasing by 8.0%, Mr. Mallioux’s salary increasing by 9.2% and Mr. J. Brandt’s salary increasing by 7.7%.

Incentive Cash Bonuses.  In addition to base salary, the Company has maintained a practice of paying incentive cash bonuses tied to performance objectives as well as discretionary cash bonuses.  These bonuses are based upon individual performance as well as Company performance.  In 2006, incentive cash bonuses were awarded to the named executive officers based upon the named executive officer’s base salary and the achievement of certain return on equity parameters.  Specifically, at the minimum, each named executive officer would receive an incentive bonus of 3% of his or her annual base salary if the Company achieved a 9% return on equity and at the maximum, would receive an incentive bonus of 10% of his or her salary if the Company achieved a 12.5% return on equity.  For the year ended December 31, 2006, the Company achieved a 9.40% return on equity and, as a result, each of the named executive officers was awarded an incentive cash bonus of 3% of their respective base salary.  In addition, each of the named executive officers received a cash bonus based on individual performance, and level of pay and bonuses compared to the peer group salary and bonus level, with the amount determined at the discretion of the compensation committee.

Long-Term Compensation.  The compensation committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to the Company’s financial performance, eliciting maximum effort and dedication from our executive officers. The long-term incentive compensation portion of the Company’s compensation program consists of grants of stock options and restricted stock awards under the Company’s stock incentive and option plans. These grants and awards are designed to provide incentives for long-term positive performance by the executive and other senior officers and to align their financial interests with those of the Company’s stockholders by providing the opportunity to participate in any appreciation in the stock price of the Company’s common stock which may occur after the date of grant of stock options or restricted stock awards.

In connection with our mutual to stock conversion in 1996, we implemented a stock option plan and a restricted stock plan.  When these plans were approved by our stockholders in 1997, we made significant grants of stock options and service-based restricted stock awards to our directors and executive officers both as a reward for past services as well as to provide incentive for future performance.  All of the stock options previously granted to the named executive officers have vested and substantially all of such options have been exercised, resulting in significant contributions to overall compensation, particularly in the past five years.  All stock options were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  As of December 31, 2006, there were only 452 options available for grant under the stock option plan.  Similarly, significantly all of the awards under the restricted stock plan have been made and have vested.  At December 31, 2006, there were 6,612 shares available for grant under the restricted stock plan.

In the past, our long-term incentive compensation has primarily consisted of stock options, with restricted stock awards being granted at a lesser rate.  We emphasized stock options primarily for two reasons.  First, prior to the adoption of Financial Accounting Standards (“FAS”) No. 123(R), the granting and vesting of stock options did not result in any financial statement expenses, whereas restricted stock awards had to be expensed over the vesting period.  Second, because the exercise price of all of our stock options equaled the fair market value of our common stock on the date of grant, our executive officers only benefit from stock options if the market value of our common stock increases after the date of grant.  By comparison, restricted stock awards have some value to the recipients of the awards even if the market value of our stock declines after the date of grant. With the adoption of FAS No. 123(R), all stock options are now required to be expensed over the applicable vesting period.

The Company did not grant stock options to any of the named executive officers in 2006.

The Company awarded 1,000 shares to each of Messrs. L. Brandt, Richardson, Mallioux and J. Brandt in 2006 under the restricted stock plan primarily in recognition of promotions and increased responsibilities.

Retirement and Other Benefits.  We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our newly established 401(k) plan.  In addition, the Bank has a defined benefit pension plan for all full time employees who have attained the age of 21 years and have completed one year of service with the Bank.  The Company previously maintained a leveraged employee stock ownership plan (the “ESOP”).  The ESOP’s loan was paid in full on March 31, 2006, all shares in the ESOP were allocated to participant accounts as of that date and the ESOP was subsequently merged into the 401(k) plan.

We also offer various fringe benefits to all of our employees, including our named executive officers, on a non-discriminatory basis, including group policies for medical insurance.  Our named executive officers receive Company provided automobiles and the payment of club dues.  The compensation committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Additional Components of Executive Compensation.  The Company and the Bank have also entered into employment agreements with Messrs. L. Brandt and Richardson and Mrs. Billings and have entered into change in control agreements with Messrs. Mallioux and J. Brandt. The purpose of the employment and change in control agreements is to retain for the benefit of the Company and Bank the talents of highly skilled officers who are integral to the development and implementation of the Company’s business.  Such agreements, as discussed in greater detail under “Employment Agreements” and “Change in Control Agreements,” provide for termination benefits in the event of such executives’ termination or in the event of the occurrence of certain events.  The severance payments of the agreements are intended to align the executive officers’ and the stockholders’ interests by enabling executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive officers’ own employment or impose financial hardship on him or her. The grounds under which severance payments are triggered in the employment and change in control agreements are similar to or the same as those included in many employment agreements for senior executive officers of comparable financial institutions.

For a description of potential payments under the agreements in the event of a termination of each of the named executive officer’s employment, see “Potential Payments Upon Termination of Employment or a Change in Control.”

Stock Ownership Guidelines.  The Company has not established any formal policies or guidelines addressing expected levels of stock ownership by the named executive officers or for other executive officers.  However, due to purchases, the exercise of options, the vesting of restricted stock awards and the allocation of shares under the Company’s ESOP, our named executive officers, as well as our directors and other employees, have a substantial equity interest in the Company.

Tax Deductibility of Pay.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1.0 million on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Stock options are performance-based compensation meeting those requirements and, as such, are fully deductible. Service-based only restricted stock awards are not considered performance-based compensation under Section 162(m) of the Code.

To date, Section 162(m) has not affected the ability of the Company to deduct the expense of the executive compensation paid. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible.

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Company or its subsidiaries for services rendered in all capacities during the last fiscal year to our named executive officers.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
Larry J. Brandt, President and Chief Executive Officer	2006	$315,000	$15,550	$5,100	$9,450	$75,000	$66,970	(6)	$487,070
Tommy W. Richardson, Executive Vice President and Chief Operating Officer	2006	$208,800	$13,736	$5,100	$6,264	$23,000	$57,985	(7)	$314,885
Sherri R. Billings, Executive Vice President and Chief Financial Officer	2006	$202,800	$13,916	$—	$6,084	$24,000	$53,151	(8)	$299,951
Ross Mallioux, President- Western Division and Chief Lending Officer	2006	$177,600	$14,672	$31,830	$5,328	$13,000	$35,890		$278,320
Jeffrey L. Brandt, Executive Vice President- Eastern Division	2006	$100,200	$3,994	$5,100	$3,006	$3,000	$50,530	(9)	$165,830

(1)                                  We periodically review, and may increase, base salaries in accordance with the terms of employment agreements or the Company’s normal annual compensation review for each of our named executive officers.  Annual base salaries as of the date of this proxy statement are as follows: Mr. L. Brandt: $325,000, Richardson: $217,000, Mrs. Billings: $210,000, Mr. Mallioux: $184,000 and Mr. J. Brandt: $104,400.

(2)                                  Represents compensation expense in the amount of the fair market value of the common stock at the date of grant under the Company’s Recognition and Retention Plan, recognized pro rata over the period during which the shares vest, or five years.  Additional information is also included in the table entitled “Grants of Plan-Based Awards.”

(3)                                  Reflects bonuses paid in December 2006 and in January 2007 for 2006.

(4)                                  Reflects the increase in the actuarial present value of the named executive officer’s accumulated pension benefits under the Company’s defined benefit pension plan at the pension plan measurement date used for financial reporting purposes for 2006 compared to 2005.  None of the named executive officers received any above market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(5)                                  Includes employer matching contributions of $5,133, $5,133, $5,133, $4,548 and $2,566 allocated to the accounts of Mr. L. Brandt, Mr. Richardson, Mrs. Billings, Mr. Mallioux and Mr. J. Brandt, respectively, under the Company’s 401(k) plan.  Also includes the fair market value at December 31, 2006 of the shares of common stock allocated pursuant to the ESOP in 2006 of $16,011, $16,011, $16,011, $15,632 and $15,518 for Mr. L. Brandt, Mr. Richardson, Mrs. Billings, Mr. Mallioux and Mr. J. Brandt, respectively, and dividends paid on ESOP shares of $20,470, $18,686, $18,624, $12,914 and $7,104 for the benefit of such individuals, respectively.

(6)                                  Includes director’s fees from the Company and the Bank totaling $25,200.

(7)                                  Includes secretary’s fees from the Company and the Bank totaling $18,000.

(8)                                  Includes automobile expenses of $10,800.

(9)                                  Includes director’s fees from the Company and the Bank totaling $25,200.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards pursuant to certain of the Company’s plans made to the named executive officers during the year ended December 31, 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Grant Date(1)	Threshold	Target	Maximum	Shares of Stock or Units(3)	and Option Awards(4)
Larry J. Brandt, President and Chief Executive Officer	1/24/2006	$9,450	N/A	$31,500	1,000	$25,500
Tommy W. Richardson, Executive Vice President and Chief Operating Officer	1/24/2006	$6,264	N/A	$20,880	1,000	$25,500
Sherri R. Billings, Executive Vice President and Chief Financial Officer	N/A	$6,084	N/A	$20,280	—	$—
Ross Mallioux, President, Western Division and Chief Lending Officer	1/24/2006	$5,328	N/A	$17,760	1,000	$25,500
Jeffrey L. Brandt, Executive Vice President- Eastern Division	1/24/2006	$3,006	N/A	$10,020	1,000	$25,500

(1)                                  Related to grants of stock awards pursuant to the Company’s Recognition and Retention Plan.

(2)                                  Reflects the threshold and maximum bonus which could have been earned in  2006.  See “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the amounts of the incentive cash bonuses actually earned by each of the named executive officers for 2006.  See also “Compensation Discussion and Analysis — Incentive Cash Bonuses.”

(3)                                  Granted pursuant to the Company’s Recognition and Retention Plan.  The stock awards vest at the rate of 20% on the date of grant and 20% on each annual anniversary thereafter.

(4)                                  Based on the fair market value of the common stock of $25.50 at the date of grant.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each named executive officer as of December 31, 2006.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested(3)
Larry J. Brandt, President and Chief Executive Officer	29,843	—	$9.625	5/20/2007	800(1)	$19,456

Tommy W. Richardson, Executive Vice President and Chief Operating Officer	23,174	—	$9.625	5/20/2007	800(1)	$19,456

Sherri R. Billings, Executive Vice President and Chief Financial Officer	25,076	—	$9.625	5/20/2007	—	$—

Ross Mallioux, President- Western Division and Chief Lending Officer	4,869	—	$9.625	5/20/2007	2,800(2)	$68,096

Jeffrey L. Brandt, Executive Vice President-Eastern Division	2,000	—	$11.35	12/21/2011	800(1)	$19,456

(1)                                  Of this amount, 200 shares vested on January 24, 2007 and 200 shares will vest on each of January 24, 2008, 2009 and 2010.

(2)                                  Of this amount, 200 shares vested on January 24, 2007 and 200 shares will vest on each of January 24, 2008, 2009 and 2010.  In addition, 2,000 shares will vest on April 30, 2007.

(3)                                  Based on the closing market price of $24.32 on December 29, 2006.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested for the named executive officers during the year ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting	Value Realized On Vesting
Larry J. Brandt, President and Chief Executive Officer	23,233	$377,729	200	$5,100

Tommy W. Richardson, Executive Vice President and Chief Operating Officer	26,650	$416,081	200	$5,100

Sherri R. Billings, Executive Vice President and Chief Financial Officer	15,000	$234,675	—	$—

Ross Mallioux, President- Western Division and Chief Lending Officer	25,832	$396,909	2,200	$54,480

Jeffrey L. Brandt, Executive Vice President- Eastern Division	4,000	$60,330	200	$5,100

Pension Benefits

The Bank has a defined benefit pension plan (“Retirement Plan”) for all full time employees who have attained the age of 21 years and have completed one year of service with the Bank.  In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to 1.5% of an employee’s career average annual salary during benefit service multiplied by his or her number of years of service.  The Retirement Plan benefit percent of salary was reduced from 2% to 1.5% during the year 2001.  Retirement benefits were based on an employee’s average annual salary for the five consecutive years of highest salary during benefit service prior to February 2001.  Under the Retirement Plan, an employee’s benefits are fully vested after five years of service.  A year of service is any year in which an employee works a minimum of 1,000 hours.  Members who have reached age 65 are automatically 100% vested, regardless of completed years of employment.  The Retirement Plan also provides for an early retirement option with reduced benefits.  The Retirement Plan also provides for death benefits depending on the age of the participant and the years of service.  Death benefits are paid in a lump sum distribution.

The table below shows the present value of accumulated benefits payable to the named executive officers, including the number of years of credited service, under the retirement plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name (1)	Number of Years Credited Service	Present Value of Accumulated Benefit 2)	Payments During Last FiscalYear(3)
Larry J. Brandt, President and Chief Executive Officer	Pentegra Defined Benefit Plan	33	$751,000	$—
Tommy W. Richardson, Executive Vice President and Chief Operating Officer	Pentegra Defined Benefit Plan	22	$160,000	$—
Sherri R. Billings, Executive Vice President and Chief Financial Officer	Pentegra Defined Benefit Plan	25	$183,000	$—
Ross Mallioux, President- Western Division and Chief Lending Officer	Pentegra Defined Benefit Plan	22	$91,000	$—
Jeffrey L. Brandt, Executive Vice President-Eastern Division	Pentegra Defined Benefit Plan	12	$16,000	$—

(1)   A multiple employer tax-qualified defined benefit plan.

(2)   Reflects value as of December 31, 2006.

(3)   No named executive officer received any such payments during 2006.

401(K) Plan

The Company has established a 401(k) plan whereby substantially all employees participate in the plan.  Employees may contribute up to 75% of their salary subject to certain limits based on federal tax laws.  The Company makes matching contributions equal to 100% of the first 3% plus 50% of contributions between 3% and 5% of an employee’s compensation contributed to the plan.  Matching contributions vest immediately to the employee upon enrollment in the plan.  During the year ended December 31, 2006, 401(k) plan expense was approximately $174,000.

Employment Agreements

Currently, the Company and the Bank (the “Employers”) have an employment agreement with Larry J. Brandt, the Company’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer; Tommy W. Richardson, the Company’s Executive Vice President and Chief Operating Officer and the Bank’s President and Chief Operating Officer; and Sherri R. Billings, the Company’s and the Bank’s Executive Vice President and Chief Financial Officer, (the “Executives”).  The Employers have agreed to employ the Executives for a term of three years, in each case in their current respective positions.   The employment agreements are reviewed annually by the boards of directors of the Employers, and the term of the Executives’ employment agreements are extended each year for a successive additional one-year period upon approval of the Employers’ board of directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

Each of the employment agreements are terminable with or without cause by the Employers.  The officer has no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability or retirement.  The agreements provide for certain benefits in the event of the Executives’ death.  In the event that (i) the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or the Employers change the officers’ title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer’s employment following a change in control of the Company, as defined below, the officer will be entitled to a cash severance amount equal to 3.0 times the officer’s average annual compensation, as defined in the agreement, over the most recent five taxable years.

A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company’s outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes.  Excess parachute payments generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred.  Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

Change in Control Agreements

The Company and the Bank have entered into a change in control severance agreement with Ross Mallioux, the Bank’s President-Western Division and Chief Lending Officer and Jeffrey L. Brandt, the Bank’s Executive Vice President-Eastern Division and a Director of the Company and the Bank.

Each agreement provides for a three-year term, and subject to satisfactory performance reviews, shall extend on each anniversary date for an additional year so that the remaining term will be three years, unless the board of directors of the Company or the Bank or the executive provides contrary written notice to the other not less than 30 days in advance of such anniversary date.  Each agreement provides for payments in the event that certain adverse actions are taken with respect to the executive’s employment subsequent to a change in control in an amount equal to three times the executive’s annual compensation, as defined.

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to Larry J. Brandt, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)		Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	1,190,836	1,190,836	306,526	(m)	—
Medical benefits (d)	—	—	9,848	38,416	34,168	(n)	34,168	(n)
Club dues (e)	—	—	4,369	4,369	—		—
Automobile expenses (f)	—	—	14,434	14,434	—		—
§280G cut-back (g)	—	—	—	—	—		—

Equity awards: (h)
Unvested restricted stock awards (i)	—	—	—	19,456	19,456		—

Total payments and benefits (j)	$—	$—	$1,219,487	$1,267,511	$360,150		$34,168

The following table describes the potential payments to Tommy W. Richardson, Executive Vice President and Chief Operating Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by theExecutive for Good Reason Absent a Change inControl	Change in Control With Termination of Employment	Death or Disability (k)		Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	962,977	962,977	203,183	(m)	—
Medical benefits (d)	—	—	9,848	73,988	69,741	(n)	69,741	(n)
Club dues (e)	—	—	—	—	—		—
Automobile expenses (f)	—	—	8,945	8,945	—		—
§280G cut-back (g)	—	—	—	(30,514)	—		—

Equity awards: (h)
Unvested restricted stock awards (i)	—	—	—	19,456	19,456		—

Total payments and benefits (j)	$—	$—	$981,770	$1,034,852	$292,380		$69,741

(Footnotes following the tables on page 24)

The following table describes the potential payments to Sherri R. Billings, Executive Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)		Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	934,788	934,788	197,344	(m)	—
Medical benefits (d)	—	—	15,318	79,035	69,318	(n)	69,318	(n)
Club dues (e)	—	—	4,369	4,369	—		—
Automobile expenses (f)	—	—	10,597	10,597	—		—
§280G cut-back (g)	—	—	—	(37,941)	—		—

Equity awards: (h)
Unvested restricted stock awards (i)	—	—	—	—	—		—

Total payments and benefits (j)	$—	$—	$965,072	$990,848	$266,662		$69,318

The following table describes the potential payments to Ross Mallioux, President-Western Division and Chief Lending Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)	Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—	$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	—	510,552	—
Medical benefits (d)	—	—	—	13,571	—	—
Club dues (e)	—	—	—	8,850	—	—
Automobile expenses (f)	—	—	—	11,573	—	—
§280G cut-back (g)	—	—	—	(41,482)	—	—

Equity awards: (h)
Unvested restricted stock awards (i)	—	—	—	68,096	68,096	—

Total payments and benefits (j)	$—	$—	$—	$571,160	$68,096	$—

(Footnotes following the tables on page 24)

The following table describes the potential payments to Jeffrey L. Brandt, Executive Vice President — Eastern Division, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)	Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—	$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	—	297,541	—	—
Medical benefits (d)	—	—	—	13,571	—	—
Club dues (e)	—	—	—	718	—	—
Automobile expenses (f)	—	—	—	8,280	—	—
§280G tax cut-back (g)	—	—	—	(27,468)	—	—

Equity awards: (h)
Unvested restricted stock awards (i)	—	—	—	19,456	19,456	—

Total payments and benefits (j)	$—	$—	$—	$312,098	$19,456	$—

(a)                                  Employees are credited with vacation time each calendar year based on position and tenure.  If an employee voluntarily resigns, dies, retires or is disabled during the year, he or she is paid for a portion of the current year’s unused vacation time.  A tenured employee who retires coincident with or following the anniversary of their hire date, will be paid unused vacation time.  If an employee’s employment is terminated for cause, no payment is made for any unused vacation time unless otherwise approved by executive management.  Employees are unable to carryover to the following year any unused vacation time without prior approval by executive management.  The amounts shown represent each executive’s accrued but unused vacation time as of December 29, 2006.

(b)                                 These severance payments and benefits are payable if the employment of Mr. L. Brandt, Mr. Richardson or Mrs. Billings is terminated prior to a change in control either (i) by the Company or the Bank for any reason other than cause, disability, retirement or death or (ii) by such executives if the Company or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if an executive’s employment is terminated during the term of the executive’s employment or change in control severance agreement, as applicable, following a change in control.

(c)                                  For each of Mr. L. Brandt, Mr. Richardson and Mrs. Billings, represents the present value of the 36 monthly payments in an aggregate amount equal to three times the executive’s average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs, except as set forth in Note (m) below with respect to death benefits.  For each of Messrs. Mallioux and J. Brandt, represents a lump sum cash payment equal to three times the executive’s average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs.

(d)                                 Represents the estimated present value cost of  providing continued medical coverage to each of the executives for the remaining term of the executive’s employment or change in control severance agreement at no cost to the executives, except as otherwise noted below.  If the employment of Mr. L. Brandt, Mr. Richardson or Mrs. Billings is terminated due to disability or retirement or following a change in control, continued insurance coverage will be provided as discussed in Note (n) below. The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2008 and 2009.

(e)                                  Represents the estimated costs of paying club dues for each of the executives for the remaining term of the executive’s employment or change in control severance agreement, based on the amounts paid in 2006.  The amounts have not been discounted to present value.

(f)                                    Represents the estimated costs of providing automobiles to each of the executives for the remaining term of the executive’s employment or change in control severance agreement, based on the amounts paid by the Bank in 2006, excluding depreciation costs.  The amounts have not been discounted to present value.

(g)                                 The payments and benefits to each executive in the change in control column are subject to reduction to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times the executive’s average taxable income for the five years ended December 31, 2005.  If such threshold is exceeded, the payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax that would otherwise be imposed.  The amount of the reductions, if any,  for such officers are shown in the tables.  If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of the cut-backs could be reduced or even eliminated.

(h)                                 The vested stock options held by Mr. L. Brandt, Mr. Richardson, Mrs. Billings, Mr. Mallioux and Mr. Brandt had a value of approximately $439,000, $341,000, $368,000, $72,000 and $26,000, respectively, based on the December 29, 2006 closing price of $24.32 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if the executive actually exercises the vested options in the manner provided for by the Company’s option plan and subsequently sells the shares received for $24.32 per share. In the event of a termination of employment, each executive (or his or her estate in the event of death) will have the right to exercise vested stock options for the period specified in his or her option grant agreement.

(i)                                     If an executive’s employment is terminated as a result of death, disability or retirement on or after age 60, unvested restricted stock awards are deemed fully earned. In addition, in the event of a change in control of the Company, the unvested restricted stock awards are deemed fully vested.

(j)                                     Does not include the value of the vested benefits to be paid under our tax-qualified Retirement Plan, 401(k) plan and ESOP.  See the Pension Benefits table under “Pension Benefits” above.  Also does not include the value of vested stock options set forth in Note (h) above, earned but unpaid salary and reimbursable expenses.

(k)                                  If the employment of Mr. L. Brandt, Mr. Richardson, Mrs. Billings, Mr. Mallioux or Mr. J. Brandt is terminated due to death, his or her beneficiaries or estate will receive death benefits under our Retirement Plan of approximately $932,000, $626,000, $608,000, $533,000 and $224,000, respectively. If the employment of Mr. L. Brandt, Mr. Richardson, Mrs. Billings, Mr. Mallioux or Mr. J. Brandt is terminated due to disability, the executive would receive disability benefits of approximately $8,500, $4,600, $4,400, $3,800 and $2,000, respectively, per month.  Disability benefits are payable for as long as the executive remains disabled, up to age 65, and are based on the higher of (i) an amount equal to the normal retirement benefit accrued as of the date of termination, or (ii) 30% of the executive’s average annual salary for the five highest paid consecutive years of benefit service, provided that they cannot exceed what the executive’s normal retirement benefit would have been if the executive remained employed to age 65.  In addition, each executive’s unvested restricted stock awards will become fully vested upon death or disability.

(l)                                     The Company has a Retirement Plan covering each executive.  Under the Retirement Plan, the normal retirement benefits are reduced in the event of early retirement before age 65.  For the present value of the accumulated benefits of each executive under the Retirement Plan, see the Pension Benefits table under “Pension Benefits” above.

(m)                               Represents the estimated present value of the death benefits that would be provided to the estate or beneficiaries of Mr. L. Brandt, Mr. Richardson or Mrs. Billings under their respective employment agreements.  The employment agreements provide for monthly payments for one year in an amount equal to the executive’s base salary.  Such amounts are not payable if the executive’s employment is terminated due to disability.

(n)                                 If the employment of Mr. L. Brandt, Mr. Richardson or Mrs. Billings is terminated due to disability or retirement or following a change in control, the Company and the Bank will provide continued medical coverage substantially identical to the coverage provided immediately prior to the executive’s termination of employment. The medical coverage will continue until the earlier of (i) the executive reaching age 70 or (ii) the date the executive is employed full-time by another employer.  The executive pays the employee share of the premium costs, except that in the event of a change in control the employers pay 100% of the premium costs for the remaining term of the employment agreement.  If the executive dies prior to either of such events, the Company and the Bank will provide the executive’s spouse with continued medical coverage on comparable terms for a period of three years from the date of the executive’s death.  Assumes the current insurance premiums increase by 10% each year.

Director Compensation

Members of the board of directors of the Bank receive $1,500 per month.  The Chairman of the Board receives an additional $200 per month for serving in such capacity.  Directors receive the normal monthly payment regardless of attendance.  Members of the board serving on committees do not receive any additional compensation for serving on such committees.  Members of the board of directors of the Company receive $600 per month.  The Chairman of the Board receives an additional $100 per month for serving in such capacity.

The following table sets forth information concerning compensation paid or accrued by the Company and the Bank to each non-officer member of the board of directors during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards		All Other Compensation	Total
John P. Hammerschmidt	$28,800	$—	$—	(1)	$—	$28,800
Kenneth C. Savells	$25,200	$—	—		$—	25,200
Frank Conner	$25,200	$—	—		$—	25,200

(1)                      At December 31, 2006, Mr. Hammerschmidt had options outstanding for 26,538 shares of Company common stock at an exercise price of $9.625, all of which are exercisable.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

John P. Hammerschmidt, Chairman

Kenneth C. Savells, Director

Frank Conner, Director

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The Bank’s policy provides that all loans made by the Bank to its directors and officers and their immediate families and related business interests are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  The Bank’s policy provides that such loans may not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were made by the Bank in accordance with the aforementioned policy.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2007.  The audit committee considered the compatibility of the non-audit services provided to the Company by Deloitte Entities in 2006 described below on the independence of Deloitte Entities from the Company in evaluating whether to appoint Deloitte Entities to perform the audit of the Company’s financial statements for the year ending December 31, 2007.

The following table sets forth the aggregate fees paid by us to Deloitte Entities for professional services rendered by Deloitte Entities in connection with the audit of the Company’s consolidated financial statements for 2006 and 2005, as well as the fees paid by us to Deloitte Entities for audit-related services and all other services rendered by Deloitte Entities to us during 2006 and 2005.

	Year Ended December 31,
	2006	2005
Audit fees (1)	$242,800	$227,400
Audit-related fees (2)	11,700	12,600
All other fees (3)	1,500	1,500
Total	$256,000	$241,500

(1)                                  Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the SEC.

(2)                                  Audit-related fees consist of fees incurred in connection with audits of the financial statements of the Company’s ESOP.

(3)                                  All other fees are related to online subscription renewals.

The audit committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company.  The audit committee also reviews and separately pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the audit committee’s charter and policy on pre-approval of audit-related, tax and other services.  In its review of these services and related fees and terms, the audit committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

Since May 6, 2003, the effective date of SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte Entities was approved in advance by the audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed and discussed the audited financial statements with management.  The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as may be modified or supplemented. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.  Based on the review and discussions referred to above in this report, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Members of the Audit Committee

Frank Conner, Chairman

John P. Hammerschmidt, Director

Kenneth C. Savells, Director

RATIFICATION OF APPOINTMENT OF AUDITORS

The audit committee of the Company has appointed Deloitte & Touche LLP, independent registered public accounting firm, to perform the audit of the Company’s financial statements for the year ending December 31, 2007, and further directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the annual meeting.

The Company has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent registered public accounting firms and clients.  Deloitte & Touche LLP will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

The board of directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

STOCKHOLDER PROPOSALS AND STOCKHOLDER COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 2008, must be received at the principal executive offices of the Company, P.O. Box 550, Harrison, Arkansas 72602 Attention:  Tommy Richardson, Secretary, no later than November 24, 2007.  If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.  It is urged that any such proposals be sent by certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting pursuant to Article IX.B. of the Company’s Articles of Incorporation, which provides that to be properly brought before an annual meeting, business must be (a) properly brought before the meeting by or at the direction of the board of directors or (b) otherwise properly brought before the meeting by a stockholder.  For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company, or not later than January 26, 2008 in connection with the next annual meeting of stockholders of the Company.

A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and (b) certain other information set forth in the Articles of Incorporation.  No stockholder proposals have been received by the Company in connection with the annual meeting.

The board of directors has adopted a process by which stockholders may communicate directly with members of the board.  Stockholders who wish to communicate with the board may do so by sending written communications addressed to the board of directors, c/o Tommy Richardson, Corporate Secretary, First Federal Bancshares of Arkansas, Inc., P.O. Box 550, Harrison, Arkansas 72602.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2006 accompanies this Proxy Statement.  Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company’s Annual Report on Form 10-K for 2006 without exhibits required to be filed under the 1934 Act.  Such written requests should be directed to Tommy Richardson, Secretary, First Federal Bancshares of Arkansas, Inc., P.O. Box 550, Harrison, Arkansas 72602.  The Form 10-K is not part of the proxy solicitation materials.

OTHER MATTERS

Each proxy solicited hereby also confers discretionary authority on the board of directors of the Company to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the annual meeting.  Management is not aware of any business that may properly come before the annual meeting other than the matters described above in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock.  In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

YOUR VOTE IS IMPORTANT!  WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

☒ PLEASE MARK VOTES	REVOCABLE PROXY
AS IN THIS EXAMPLE	FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF FIRST FEDERAL BANCSHARES OF
ARKANSAS, INC. (“COMPANY”) FOR USE AT THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 25, 2007 AND AT ANY ADJOURNMENT THEREOF.
The undersigned, being a stockholder of the Company as of March 8, 2007, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at First
Federal Bank, 1401 Highway 62-65 North, Harrison, Arkansas 72601, on
Wednesday, April 25, 2007 at 10:00 a.m., Central Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

For	With- hold	For All Except
1. ELECTION OF DIRECTORS ☐	☐	☐

Nominees for a three-year term: Larry J. Brandt
Frank Conner

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For	Against	Abstain
2. PROPOSAL to ratify the appointment ☐	☐	☐
by the Audit Committee of Deloitte &
Touche LLP as the Company’s
independent registered public accounting firm for the year ending
December 31, 2007.

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

Please be sure to sign and date
this Proxy in the box below.

Detach above card, sign, date and mail in postage paid envelope provided.
FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

     The Board of Directors recommends that you vote FOR the Board of Directors’ nominees listed above and FOR Proposal 2. Shares of common stock of the Company will be voted as specified. If no specification is made, shares will be voted for the election of the Board of Directors’ nominees to the Board of Directors and for Proposal 2 and otherwise at the discretion of the proxies. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. This proxy may be revoked at any time before it is exercised.

     The above signed hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders of First Federal Bancshares of Arkansas, Inc. called for April 25, 2007, a Proxy Statement for the Annual Meeting and the 2006 Annual Report to Stockholders

Please sign exactly as your name(s) appear(s) on this proxy card. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.